Exhibit 99.2

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

Rosetta Resources Inc.

Consolidated Balance Sheet

(In thousands, except share amounts)

	March 31, 2009	December 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,971	$42,855
Restricted cash	1,421	1,421
Accounts receivable	29,774	41,885
Derivative instruments	56,572	34,742
Prepaid expenses	4,411	5,046
Other current assets	4,657	4,071

Total current assets	129,806	130,020

Oil and natural gas properties, full cost method, of which $44.4 million at March 31, 2009 and $50.3 million at December 31, 2008 were excluded from amortization	1,934,708	1,900,672
Other fixed assets	11,220	9,439

	1,945,928	1,910,111
Accumulated depreciation, depletion, and amortization, including impairment	(1,359,096)	(935,851)

Total property and equipment, net	586,832	974,260
Deferred loan fees	956	1,168
Deferred tax asset	180,752	42,652
Other assets	8,333	6,278

Total other assets	190,041	50,098

Total assets	$906,679	$1,154,378

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,797	$2,268
Accrued liabilities	21,169	48,824
Royalties payable	13,762	17,388
Derivative instruments	506	985
Prepayment on gas sales	9,846	19,382
Deferred income taxes	20,885	12,575

Total current liabilities	67,965	101,422

Long-term liabilities:
Long-term debt	305,000	300,000
Asset retirement obligation	29,886	26,584

Total liabilities	402,851	428,006

Commitments and contingencies (Note 9)	—	—

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2009 or 2008	—	—
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,134,787 shares and 51,031,481 shares at March 31, 2009 and December 31, 2008, respectively	51	51
Additional paid-in capital	774,593	773,676
Treasury stock, at cost; 179,003 and 155,790 shares at March 31, 2009 and December 31, 2008, respectively	(3,219)	(2,672)
Accumulated other comprehensive income	39,298	24,079
Accumulated deficit	(306,895)	(68,762)

Total stockholders’ equity	503,828	726,372

Total liabilities and stockholders’ equity	$906,679	$1,154,378

The accompanying notes to the financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues:
Natural gas sales	$74,223	$112,445
Oil sales	5,218	15,888

Total revenues	79,441	128,333
Operating Costs and Expenses:
Lease operating expense	18,041	13,414
Depreciation, depletion, and amortization	44,400	51,414
Impairment of oil and gas properties	379,462	—
Treating and transportation	1,702	1,305
Marketing fees	317	748
Production taxes	1,323	3,437
General and administrative costs	9,373	12,107

Total operating costs and expenses	454,618	82,425

Operating income (loss)	(375,177)	45,908

Other (income) expense
Interest expense, net of interest capitalized	2,535	3,554
Interest income	(51)	(239)
Other (income) expense, net	(150)	(41)

Total other expense	2,334	3,274

Income (loss) before provision for income taxes	(377,511)	42,634
Income tax expense (benefit)	(139,378)	15,145

Net income (loss)	$(238,133)	$27,489

Earnings (loss) per share:

Basic	$(4.68)	$0.54

Diluted	$(4.68)	$0.54

Weighted average shares outstanding:
Basic	50,920	50,485
Diluted	50,920	50,719

The accompanying notes to the financial statements are an integral part hereof.

Rosetta Resources Inc.

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	(238,133)	27,489
Adjustments to reconcile net income to net cash from operating activities
Depreciation, depletion and amortization	44,400	51,414
Impairment of oil and gas properties	379,462	—
Deferred income taxes	(138,826)	15,145
Amortization of deferred loan fees recorded as interest expense	212	295
Stock compensation expense	917	273
Change in operating assets and liabilities:
Accounts receivable	12,111	(7,592)
Prepaid expenses	635	717
Other current assets	(586)	162
Other assets	(107)	187
Accounts payable	(471)	3,332
Accrued liabilities	(6,910)	720
Royalties payable	(13,162)	11,103

Net cash provided by operating activities	39,542	103,245

Cash flows from investing activities
Acquisition of oil and gas properties	(3,844)	—
Purchases of oil and gas assets	(50,018)	(61,879)
Other	(16)	2

Net cash used in investing activities	(53,878)	(61,877)

Cash flows from financing activities
Borrowings on revolving credit facility	5,000	—
Proceeds from stock options exercised	—	1,488
Purchases of treasury stock	(548)	(179)

Net cash provided by financing activities	4,452	1,309

Net increase (decrease) in cash	(9,884)	42,677
Cash and cash equivalents, beginning of period	42,855	3,216

Cash and cash equivalents, end of period	$32,971	$45,893

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$7,170	$19,254

The accompanying notes to the financial statements are an integral part hereof.

Rosetta Resources Inc.

Notes to Consolidated Financial Statements (unaudited)

(1) Organization and Operations of the Company

Nature of Operations. Rosetta Resources Inc. (together with its consolidated subsidiaries, the “Company”) is an independent oil and gas company that is engaged in oil and natural gas exploration, development, production and acquisition activities in the United States. The Company’s main operations are primarily concentrated in the Sacramento Basin of California, the Rockies, the Lobo and Perdido Trends in South Texas, the State Waters of Texas and the Gulf of Mexico.

These interim financial statements have not been audited. However, in the opinion of management, all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the financial statements have been included. Results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for the entire year. In addition, these financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not include all disclosures required for financial statements prepared in conformity with accounting principles generally accepted in the United States of America. These financial statements and notes should be read in conjunction with the Company’s audited Consolidated Financial Statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (“2008 Annual Report”).

Certain reclassifications of prior year balances have been made to conform them to the current year presentation. These reclassifications have no impact on net income (loss).

(2) Summary of Significant Accounting Policies

The Company has provided a discussion of significant accounting policies, estimates and judgments in its Annual Report on Form 10-K for the year ended December 31, 2008.

Principles of Consolidation. The accompanying consolidated financial statements as of March 31, 2009 and December 31, 2008 and for the three months ended March 31, 2009 and 2008 contain the accounts of the Company and its majority owned subsidiaries after eliminating all significant intercompany balances and transactions.

Recent Accounting Developments

The following recently issued accounting developments may impact the Company in future periods.

Business Combinations. In December 2007, the FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) broadens the guidance of SFAS No. 141, extending its applicability to all transactions and other events in which one entity obtains control over one or more other businesses. It broadens the fair value measurement and recognition of assets acquired, liabilities assumed, and interests transferred as a result of business combinations and requires that acquisition-related costs incurred prior to the acquisition be expensed. SFAS No. 141(R) also expands the definition of what qualifies as a business, and this expanded definition could include prospective oil and gas purchases. This could cause us to expense transaction costs for future oil and gas property purchases that we have historically capitalized. Additionally, SFAS No. 141(R) expands the required disclosures to improve the statement users’ abilities to evaluate the nature and financial effects of business combinations. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after January 1, 2009. The adoption of SFAS No. 141(R) did not have a significant impact on our consolidated financial position, results of operations or cash flows.

Noncontrolling Interests in Consolidated Financial Statements. In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”), which improves the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This statement is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS No. 160 did not have a significant impact on our consolidated financial position, results of operations or cash flows.

Disclosures about Derivative Instruments and Hedging Activities. In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133” (“SFAS No. 161”), which is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures. This statement is effective for fiscal years beginning after November 15, 2008. We adopted the disclosure requirements of SFAS No. 161 beginning January 1, 2009. See Note 4 - Commodity Hedging Contracts and Other Derivatives.

Fair Value Measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS 157-2 (“FSP No. 157-2”), which delayed the effective date of SFAS No. 157 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. Beginning January 1, 2009, we implemented FSP No. 157-2 for nonfinancial assets and liabilities. The adoption of FSP No. 157-2 did not have an impact on our consolidated financial position, results or operations or cash flows. In October 2008, the FASB issued FSP No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP No. 157-3”). This FSP clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements have not been issued. We applied this FSP to financial assets measured at fair value on a recurring basis at September 30, 2008. See Note 5—Fair Value Measurements. The adoption of FSP No. 157-3 did not have a significant impact on our consolidated financial position, results of operations or cash flows.

In April 2009, the FASB issued three FSPs to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” provides guidelines for making fair value measurements more consistent with the principles presented in SFAS No. 157. FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” enhances consistency in financial reporting by increasing the frequency of fair value disclosures. FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. These three FSPs are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company is currently evaluating the impact of these FSPs and does not expect their adoption to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Oil and Gas Reporting Requirements. In December 2008, the SEC released Release No. 33-8995, “Modernization of Oil and Gas Reporting” (the “Release”). The disclosure requirements under this Release will permit reporting of oil and gas reserves using an average price based upon the prior 12-month period rather than year-end prices and the use of new technologies to determine proved reserves if those technologies have been demonstrated to result in reliable conclusions about reserves volumes. Companies will also be allowed to disclose probable and possible reserves in Securities and Exchange Commission (“SEC”) filings. In addition, companies will be required to report the independence and qualifications of its reserves preparer or auditor and file reports when a third party is relied upon to prepare reserves estimates or conduct a reserves audit. The new disclosure requirements become effective for the Company beginning with our annual report on Form 10-K for the year ending December 31, 2009. We are currently evaluating the impact of this Release on our oil and gas accounting disclosures.

(3) Property, Plant and Equipment

The Company’s total property, plant and equipment consists of the following:

	March 31, 2009	December 31, 2008
	(In thousands)
Proved properties	$1,852,461	$1,813,527
Unproved/unevaluated properties	44,387	50,252
Gas gathering systems and compressor stations	37,860	36,893
Other	11,220	9,439

Total oil and natural gas properties	1,945,928	1,910,111
Less: Accumulated depreciation, depletion, and amortization, including impairment	(1,359,096)	(935,851)

Total property and equipment, net	$586,832	$974,260

The Company capitalizes internal costs directly identified with acquisition, exploration and development activities. The Company capitalized $1.0 million and $1.4 million of internal costs for the three months ended March 31, 2009 and 2008, respectively.

Included in the Company’s oil and gas properties are asset retirement costs of $24.6 million and $23.2 million at March 31, 2009 and December 31, 2008, respectively.

Oil and gas properties include costs of $44.4 million and $50.3 million at March 31, 2009 and December 31, 2008, respectively, which were excluded from capitalized costs being amortized. These amounts primarily represent unproved properties and unevaluated exploration projects in which the Company owns a direct interest.

Pursuant to full cost accounting rules, the Company must perform a ceiling test each quarter on its proved oil and gas assets within each separate cost center. The Company’s ceiling test was calculated using hedge adjusted market prices of gas and oil at March 31, 2009, which were based on a Henry Hub price of $3.63 per MMBtu and a West Texas Intermediate oil price of $46.00 per Bbl (adjusted for basis and quality differentials) compared to prices of $5.71 per MMBtu and $41.00 per Bbl at December 31, 2008. Cash flow hedges of natural gas production in place at March 31, 2009 increased the calculated ceiling value by approximately $79.7 million (pre-tax). Based upon this analysis, a non-cash, pre-tax write-down of $379.5 million was recorded at March 31, 2009. It is possible that another write-down of the Company’s oil and gas properties could occur in the future should natural gas prices continue to decline and/or the Company experiences downward adjustments to the estimated proved reserves.

(4) Commodity Hedging Contracts and Other Derivatives

The following financial fixed price swap and costless collar transactions were outstanding with associated notional volumes and average underlying prices that represent hedged prices of commodities at various market locations at March 31, 2009:

Settlement Period	Derivative Instrument	Hedge Strategy	Notional Daily Volume MMBtu	Total of Notional Volume MMBtu	Average Floor/Fixed Prices MMBtu	Average Ceiling Prices MMBtu	Natural Gas Production Hedged (1)	Fair Market Value Asset/ (Liability) (In thousands)
2009	Swap	Cash flow	52,141	14,338,775	$7.65	$—	37%	$49,019
2009	Costless Collar	Cash flow	5,000	1,375,000	8.00	10.05	4%	5,061
2010	Swap	Cash flow	10,000	3,650,000	8.31	—	9%	9,053

				19,363,775				$63,133

(1)	Estimated based on anticipated future gas production.

The Company has hedged the interest rates on $50.0 million of its outstanding debt through June 2009. As of March 31, 2009, the Company had the following financial interest rate swap position outstanding:

Settlement Period	Derivative Instrument	Hedge Strategy	Average Fixed Rate	Fair Market Value Asset/(Liability) (In thousands)
2009	Swap	Cash flow	4.55%	$(506)

The Company’s current cash flow hedge positions are with counterparties who are also lenders in the Company’s credit facilities. This eliminates the need for independent collateral postings with respect to any margin obligation resulting from a negative change in fair market value of the derivative contracts in connection with the Company’s hedge related credit obligations. As of March 31, 2009, the Company made no deposits for collateral.

The following table sets forth the results of hedge transaction settlements for the respective period for the Consolidated Statement of Operations:

	Three Months Ended March 31,
	2009	2008
Natural Gas
Quantity settled (MMBtu)	5,142,690	6,156,216
Increase (decrease) in natural gas sales revenue (In thousands)	$15,357	$(701)
Interest Rate Swaps
(Increase) decrease in interest expense (In thousands)	$(512)	$125

The Company expects to reclassify gains of $56.1 million based on market pricing as of March 31, 2009 to earnings from the balance in accumulated other comprehensive income on the Consolidated Balance Sheet during the next twelve months.

At March 31, 2009, the Company had derivative assets of $63.1 million, of which $6.6 million is included in other assets on the Consolidated Balance Sheet. The Company also had derivative liabilities of $0.5 million included in current liabilities on the Consolidated Balance Sheet at March 31, 2009.

The Company is exposed to certain risks relating to its ongoing business operations. The primary risks managed using derivative instruments are commodity price risk and interest rate risk. Forward contracts on various commodities are entered into to manage the price risk associated with forecasted sales of the Company’s natural gas and oil production. Interest rate swaps are entered into to manage interest rate risk associated with the Company’s variable-rate borrowings.

SFAS No. 133 requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the statement of financial position. In accordance with SFAS No. 133, the Company designates commodity forward contracts as cash flow hedges of forecasted sales of natural gas and oil production and interest rate swaps as cash flow hedges of interest rate payments due under variable-rate borrowings.

Additional Disclosures about Derivative Instruments and Hedging Activities

Cash Flow Hedges

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

As of March 31, 2009, the Company had the following outstanding commodity forward contracts that were entered into to hedge forecasted natural gas sales:

Commodity	Notional Volume (MMBtu)
Natural gas	19,363,775

As of March 31, 2009, the total notional amount of the Company’s receive-variable/pay-fixed interest rate swaps was $50.0 million. The Company includes the realized gain or loss on the hedged items (that is, variable-rate borrowings) in the same line item – interest expense, net of interest capitalized – as the offsetting gain or loss on the related interest rate swaps.

Information on the location and amounts of derivative fair values in the statement of financial position and derivative gains and losses in the statement of financial performance as of March 31, 2009 is as follows:

	Fair Values of Derivative Instruments
	Derivative Assets		Derivative Liabilities
	March 31, 2009		March 31, 2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
		(in thousands)		(in thousands)
Derivatives designated as hedging instruments under SFAS No. 133
Interest rate swap	Derivative Instruments	$—	Derivative Instruments	$506
Commodity contracts	Derivative Instruments	56,572	Derivative Instruments	—
Commodity contracts	Other assets	6,561	Derivative Instruments	—

Total derivatives designated as hedging instruments under SFAS No. 133		$63,133		$506

Total derivatives not designated as hedging instruments under SFAS No. 133		$—		$—

Total derivatives		$63,133		$506

Interest rate swap	$(33)	Interest expense, net of interest capitalized	$(512)
Commodity contracts	39,133	Natural gas sales	15,357

Total	$39,100		$14,845

There were no gains or losses recognized in income representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness.

Subsequent Event

As of April 30, 2009, the Company has entered into a series of interest rate swap agreements to hedge the interest rates on $80.0 million of its outstanding debt from October 2009 through December 2010 at an average interest rate of 1.26%.

(5) Fair Value Measurements

The Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”) effective January 1, 2008 for financial assets and liabilities and effective January 1, 2009 for non-financial assets and liabilities. As defined in SFAS No. 157, fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (“exit price”). To estimate fair value, the Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted market prices in active markets for identical assets or liabilities (“Level 1”) and the lowest priority to unobservable inputs (“Level 3”). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3 inputs are measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources.

Level 3 instruments include money market funds, natural gas swaps, natural gas zero cost collars and interest rate swaps. The Company’s money market funds represent cash equivalents whose investments are limited to United States Government Securities, securities backed by the United States Government, or securities of United States Government agencies. The fair value represents cash held by the fund manager as of March 31, 2009. The Company identified the money market funds as Level 3 instruments due to the fact that quoted prices for the underlying investments cannot be obtained and there is not an active market for the underlying investments. The Company utilizes counterparty and third party broker quotes to determine the valuation of its derivative instruments. Fair values derived from counterparties and brokers are further verified using the closing price as of March 31, 2009 for the relevant NYMEX futures contracts and exchange traded contracts for each derivative settlement location.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2009. As required by SFAS No. 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	At fair value as of March 31, 2009 (In thousands)
	Level 1	Level 2	Level 3	Total
Assets (Liabilities):
Money market funds	—	—	5,032	5,032
Commodity derivative contracts	—	—	63,133	63,133
Interest rate swap contracts	—	—	(506)	(506)

Total	—	—	67,659	67,659

The determination of the fair values above incorporates various factors required under SFAS No. 157. These factors include the credit standing of the counterparties involved, the impact of credit enhancements and the impact of the Company’s nonperformance risk on its liabilities. The Company considered credit adjustments for the counterparties using current credit default swap values and default probabilities for each counterparty in determining fair value.

The table below presents a reconciliation of the assets and liabilities classified as Level 3 in the fair value hierarchy during the first quarter of 2009. Level 3 instruments presented in the table consist of net derivatives that, in management’s judgment, reflect the assumptions a marketplace participant would have used at March 31, 2009.

	Derivatives Asset (Liability)	Money Market Funds Asset (Liability)	Total
Balance as of January 1, 2009	$38,372	$5,025	$43,397
Total (gains) losses (realized or unrealized)
included in earnings	—	7	7
included in other comprehensive income	39,100	—	39,100
Purchases, issuances and settlements	(14,845)	—	(14,845)
Transfers in and out of Level 3	—	—	—

Balance as of March 31, 2009	$62,627	$5,032	$67,659

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at March 31, 2009	$—	$—	$—

The carrying amount of long-term debt reported in the consolidated balance sheet at March 31, 2009 is $305.0 million. The Company adjusted the fair value measurement of its long-term debt as of March 31, 2009, in accordance with SFAS No. 157 using a discounted cash flow technique that incorporates a market interest yield curve with adjustments for duration, optionality, and risk profile. The Company has determined the fair market value of its debt to be $284.4 million at March 31, 2009.

(6) Asset Retirement Obligation

Activity related to the Company’s asset retirement obligation (“ARO”) is as follows:

Three Months Ended March 31, 2009
(In thousands)
ARO as of December 31, 2008	$27,944
Revision of previous estimates	(394)
Liabilities incurred during period	1,734
Liabilities settled during period	—
Accretion expense	602

ARO as of March 31, 2009	$29,886

(7) Long-Term Debt

At March 31, 2009, the Company’s credit facilities consisted of a senior secured revolving line of credit (“Revolver”) of up to $400.0 million with a borrowing base of $400.0 million, which was increased from $350.0 million in June 2008, and a five-year $75.0 million second lien term loan (“Term Loan”).

As of March 31, 2009, the Company had total outstanding borrowings of $305.0 million. At March 31, 2009, the Company’s weighted average borrowing rate was 2.93%. Net borrowing availability under the Revolver was $170.0 million at March 31, 2009. The Company was in compliance with all covenants at March 31, 2009.

As of March 31, 2009, all amounts drawn under the Revolver were due and payable on April 5, 2010. The principal balance associated with the Term Loan was due and payable on July 7, 2010.

Subsequent Event

On April 9, 2009, the Company entered into an Amended and Restated Senior Revolving Credit Agreement with BNP Paribas, as Administrative Agent, and the other lenders identified therein (“Restated Revolver”) providing a senior secured revolving line of credit in the amount of up to $600.0 million, replacing the prior Revolver, and extending its term until July 1, 2012. Availability under the Restated Revolver is restricted to the borrowing base, which is subject to review and adjustment on a semi-annual basis and other interim adjustments, including adjustments based on the Company’s hedging arrangements. As extended, the borrowing base under the Restated Revolver is currently set at $375.0 million. The next borrowing base review is scheduled for the fall of 2009. Amounts outstanding under the Restated Revolver bear interest, as amended, at specified margins over London Interbank Offered Rate (LIBOR) of 2.25% to 3.00%. Borrowings under the Restated Revolver are collateralized by perfected first priority liens and security interests on substantially all of the Company’s assets, including a mortgage lien on oil and natural gas properties having at least 80% of the pre-tax SEC PV-10 reserve value, a guaranty by all of the Company’s domestic subsidiaries, and a pledge of 100% of the membership interests of domestic subsidiaries. These collateralized amounts under the mortgages are subject to semi-annual reviews based on updated reserve information. The Company is subject to the financial covenants of a minimum current ratio of not less than 1.0 to 1.0 as of the end of each fiscal quarter and a maximum leverage ratio of not greater than 3.5 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly. In addition, the Company is subject to covenants, including limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The Company paid a facility fee on the total commitment of $4.6 million. As of May 8, 2009, the Company has $165.0 million available for borrowing under the revolving line of credit.

On April 9, 2009, the Company also entered into an Amended and Restated Second Lien Term Loan Agreement with BNP Paribas, as Administrative Agent, and other lenders identified therein (“Restated Term Loan”) replacing the prior Term Loan extending its term until October 2, 2012. Borrowings under the Restated Term Loan were initially set at $75.0 million and bear interest at LIBOR plus 8.5% with a LIBOR floor of 3.5%. The Restated Term Loan had an option to increase fixed and floating rate borrowings by up to $25.0 million to $100.0 million prior to May 9, 2009. The Company exercised this option on April 21, 2009 and the increased borrowings consisted of $5.0 million of floating rate borrowings and $20.0 million of fixed rate borrowings at 13.75%. The loan is collateralized by second priority liens on substantially all of the Company’s assets. The Company is subject to the financial covenants of a minimum asset coverage ratio of not less than 1.5 to 1.0 and a maximum leverage ratio of not more than 4.0 to 1.0, calculated at the end of each fiscal quarter for the four fiscal quarters then ended, measured quarterly. In addition, the Company is subject to covenants, including limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties. The Company paid an original issue discount of $1.8 million and a facility fee of $0.7 million on the total commitment.

(8) Income Taxes

As of March 31, 2009, the Company had no unrealized tax benefits. The effective tax rate for the three months ended March 31, 2009 was 36.9%. The effective tax rate for the three months ended March 31, 2008 was 35.5%. The provision for income taxes differs from the tax computed at the federal statutory income tax rate primarily due to state income taxes, tax credits and other permanent differences. The income tax benefit at March 31, 2009 includes a $1.0 million adjustment related to 2008 state taxes.

The Company provides for deferred income taxes on the difference between the tax basis of an asset or liability and its carrying amount in our financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This difference will result in taxable income or deductions in future years when the reported amount of the asset or liability is recovered or settled, respectively. Considerable judgment is required in determining when these events may occur and whether recovery of an asset is more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At March 31, 2009, the Company has a deferred tax asset of approximately $180.7 million resulting primarily from the difference between the recorded basis and tax basis of its oil and natural gas properties. The Company believes this deferred tax asset will be realized through the generation of future taxable income.

(9) Commitments and Contingencies

The Company is party to various oil and natural gas litigation matters arising out of the normal course of business. The ultimate outcome of each of these matters cannot be absolutely determined, and the liability the Company may ultimately incur with respect to any one of these matters in the event of a negative outcome may be in excess of amounts currently accrued for with respect to such matters. Management does not believe any such matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

(10) Comprehensive Income (Loss)

The Company’s total other comprehensive income (loss) is shown below:

	Three Months Ended March 31,
	2009		2008
	(In thousands)
Accumulated other comprehensive income (loss) beginning of period		$24,079		$(7,225)
Net income (loss)	$(238,133)		$27,489

Change in fair value of derivative hedging instruments	39,100		(66,665)
Hedge settlements reclassed to income	(14,845)		826
Tax effect related to hedges	(9,036)		24,525

Total other comprehensive income (loss)	15,219	15,219	(41,314)	(41,314)

Comprehensive loss	(222,914)		(13,825)

Accumulated other comprehensive income (loss)		$39,298		$(48,539)

(11) Earnings (Loss) Per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if outstanding common stock awards and stock options were exercised at the end of the period.

The following is a calculation of basic and diluted weighted average shares outstanding:

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Basic weighted average number of shares outstanding	50,920	50,485
Dilution effect of stock option and awards at the end of the period	—	234

Diluted weighted average number of shares outstanding	50,920	50,719

Anti-dilutive stock awards and shares	1,441	311

Because the Company reported a loss from continuing operations for the quarter ended March 31, 2009, no unvested stock awards and options were included in computing loss per share because the effect was anti-dilutive. In computing loss per share, no adjustments were made to reported net loss.

(12) Stock-Based Compensation

Performance Share Units

Pursuant to the approved Amended and Restated 2005 Long-Term Incentive Plan, the Company’s Compensation Committee agreed to allocate a portion of the 2009 long-term incentive grants to executives as performance share units (“PSUs”). The PSUs are payable, at the Company’s option, either in shares of common stock or as a cash payment equivalent to the fair market value of a share of common stock at settlement based on the achievement of certain performance metrics at the end of a three-year performance period. At the end of the three-year performance period, the number of shares vested can range from 0% to 200% of the targeted amount as determined by the Compensation Committee of the Board of Directors. The PSUs have no voting rights. PSUs may be vested solely at the discretion of the Board in the event of a participant’s involuntary termination of employment for reasons other than cause or termination for good reason but will be forfeited in the event of the participant’s voluntary termination or involuntary termination for cause. Any PSUs not vested by the Board at the end of a performance period will expire.

Compensation expense associated with PSUs that continue to vest based on future performance is based on the grant-date fair value of the Company’s common stock. The compensation expense will be re-measured at the end of each reporting period through settlement using the quarter-end closing common stock prices to reflect the current fair value. Compensation expense is to be recognized ratably over the performance period based on the Company’s estimated achievement of the established performance metrics. Compensation expense will only be recognized for those awards for which it is probable that the performance metrics will be achieved and which are expected to vest. The compensation expense will be estimated based upon an assessment of the probability that the performance metrics will be achieved, current and historical forfeitures, and the Board’s anticipated vesting percentage.

A summary of the Company’s PSUs is presented in the table below.

	Quarter Ended March 31, 2009
	Units	Fair Value per Unit
Unvested, beginning of period	—	$—
Granted	350,698	5.27
Vested	—	—
Forfeited	—	—

Unvested, end of period	350,698	$5.27

For the quarter ended March 31, 2009, the Company did not recognize any compensation expense associated with the new PSUs granted on March 3, 2009 with a three-year performance period.

(13) Geographic Area Information

The Company has one reportable segment, oil and natural gas exploration and production, as determined in accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information.”

The Company owns oil and natural gas interests in six main geographic areas all within the United States or its territorial waters. Geographic revenue and property, plant and equipment information below are based on physical location of the assets at the end of each period.

Oil and Natural Gas Revenue

The table below presents the Company’s gross oil and natural gas revenues by geographic area.

	Three Months Ended March 31,
	2009	2008
	(In thousands)
California	$19,180	$36,771
Rockies	6,610	6,850
South Texas	23,182	44,233
Texas State Waters	4,262	15,032
Other Onshore	6,026	11,280
Gulf of Mexico	4,824	14,868
Gain (loss) on hedges	15,357	(701)

Total revenue	$79,441	$128,333

Oil and Natural Gas Properties

The table below presents the Company’s gross oil and natural gas properties and other fixed assets by geographic area.

	March 31, 2009	December 31, 2008
	(In thousands)
California	$625,448	$619,593
Rockies	182,089	175,294
South Texas	733,534	712,464
Texas State Waters	65,758	65,085
Other Onshore	176,649	171,855
Gulf of Mexico	151,230	156,381
Other	11,220	9,439

Total property and equipment	$1,945,928	$1,910,111

(14) Guarantor Subsidiaries

In the event that the Company files a shelf registration statement, any debt securities being registered may be guaranteed by substantially all of the Company’s subsidiaries. Rosetta Resources Inc., as the parent company, has no independent assets or operations. The Company contemplates that if it offers guaranteed debt securities pursuant to the shelf registration statement, the guarantees by the subsidiaries will be full and unconditional and joint and several and subsidiaries of Rosetta Resources Inc. other than the subsidiary guarantors are minor. In addition, there are no restrictions on the ability of Rosetta Resources Inc. to obtain funds from its subsidiaries by dividend or loan. Finally, there are no restricted assets in any of the subsidiaries.